EXHIBIT 4.5

                          RESTRICTED STOCK AGREEMENT


PARTICIPANT: 	(First Name) (Middle Name) (Last Name)

DATE OF GRANT:

	AGREEMENT between Scott's Liquid Gold-Inc. (the "Company"), and the above named Participant ("Participant"), an employee of the Company or a Subsidiary thereof.

	The Company and Participant agree as follows:

1. 	Grant of Restricted Stock.

	Participant is hereby granted shares of Common Stock of the Company (the "Restricted Stock") pursuant to the Scott's Liquid Gold-Inc. 2005 Incentive Stock Plan (the "Plan"). This Agreement is subject to and shall be construed in accordance with the terms and conditions of the Plan, as now or hereinafter in effect. Any capitalized terms that are used in this Agreement without being defined and that are defined in the Plan shall have the meaning specified in the Plan.

2. 	Date of Grant.

	The date of the grant of the Restricted Stock is the date first set forth above.

3. 	Number and Price of Shares.

	The number of shares of Restricted Stock that are granted is the number set forth in Schedule 3A to this Agreement. The purchase price per share, if any, is the amount set forth in
Schedule 3B to this Agreement.   This Agreement shall expire
and shall be null and void to the extent Participant fails to pay the purchase price, if any, for the Restricted Stock in the manner specified by the Plan by the 30th day following the date of grant.

4. 	Vesting of Restricted Stock.

	The Restricted Stock shall become vested in the installments, on the dates and subject to the conditions set forth in Schedule 4 to this Agreement; provided, however, that Participant must have been in Continuous Service from the date of grant of the Restricted Stock until the later of the date specified in the vesting schedule set forth above or the date on which the conditions specified in the vesting schedule have been satisfied.
The period during which the Restricted Stock is not vested and is subject to transfer restrictions is referred to herein as the "Restriction Period."

	In the event that Participant terminates Continuous Service for any reason, or otherwise fails to meet any conditions to the vesting of the Restricted Stock within the allotted time period, any Restricted Stock held by Participant as of the date of such termination of Continuous Service, and any Restricted Stock subject to such conditions, shall be forfeited and ownership shall be transferred to the Company and the Restricted Stock shall become authorized but unissued shares. Except as provided in Schedule 4, the Company shall, within ten days of such forfeiture, pay to Participant the purchase price, if any, paid by Participant for the shares of Restricted Stock so forfeited.

5. 	Conditions of Award.

	Participant shall complete and deliver to the Company three Stock Assignments, each in substantially the form attached hereto as Attachment A and each endorsed in blank. Execution and delivery of the Stock Assignments prior to the transfer or delivery of any shares shall be a condition precedent to the right to purchase such shares. Participant shall deliver to the Company an executed copy of any written election under
Section 83(b) of the Internal Revenue Code with respect to such shares.

6. Issuance of Certificates.

	The Company may provide for the transfer of the Restricted Stock by the registration of stock certificates in Participant's name, by the credit of shares to Participant's account with a designated transfer agent (as confirmed in a letter to Participant), or such other appropriate method as the Company may provide. (Certificates, if issued, may, at the Company's option, either be held by the Company in escrow until the Restriction Period expires or until the restrictions thereon otherwise lapse and/or be issued to the Participant and registered in the name of the Participant, bearing an appropriate restrictive legend that refers to this Agreement and remaining subject to appropriate stop-transfer orders.) In the event the grant is certificated, if and when the Restricted Stock vests and is no longer subject to forfeiture or transfer restrictions, unlegended certificates for such Restricted Stock shall be delivered to the Participant (subject to the withholding of taxes and the Securities Act of 1933, as amended (the "Securities Act"); provided, however, that the Plan Administrator may cause such legend or legends to be placed on any such certificates as it may deem advisable under applicable law.

7. 	Adjustments to Stock.

	If there is any change, increase or decrease, in the outstanding shares of the Company's Common Stock which is effected without receipt of additional consideration by the Company, by reason of a stock dividend, stock split, recapitalization, merger, consolidation, combination or exchange of stock, or other similar circumstances, or if there is a spin-off or other distribution of assets to the Company's stockholders, the Company shall make an appropriate adjustment in the aggregate number of shares of Stock which then constitute Restricted Stock and the vesting schedule set forth above. Such adjustment shall be identical to the adjustment made generally with respect to outstanding shares of the Company's Common Stock. Any additional securities or other property issued to Participant or a Stockholder as a result of any of the foregoing events shall continue to be subject to the terms of this Agreement to the same extent as the Stock giving rise to the right to receive such additional securities or other property.

8. 	Securities Act.

	The issuance and delivery of the Restricted Stock to the Participant have been registered under the Securities Act by a Registration Statement on Form S-8 that has been filed with the Securities and Exchange Commission ("SEC") and has become effective. The Participant acknowledges receipt from the Company of its Prospectus dated June 22, 2005, relating to the Restricted Stock

	If the Participant is an "affiliate" of the Company, which generally means a director, executive officer or holder of 10% or more of its outstanding shares, at the time certificates representing Restricted Stock are delivered to the Participant, such certificates shall bear the following legend, or other similar legend then being generally used by the Company for certificates held by its affiliates:

"THESE SHARES MUST NOT BE OFFERED FOR SALE, SOLD, ASSIGNED OR TRANSFERRED EXCEPT IN A TRANSACTION WHICH, IN THE OPINION OF COUNSEL FOR THE ISSUER, IS EXEMPT FROM REGISTRATION THROUGH COMPLIANCE WITH RULE 144 OR WITH ANOTHER EXEMPTION FROM REGISTRATION."

	The Company shall remove such legend upon request by the Participant if, at the time of such request, the shares are eligible for sale under SEC Rule 144(k), or any provision that has replaced it, in the opinion of the Company's counsel.

9. 	Validity of Share Issuance.

	The shares of Restricted Stock have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and non-assessable.

10. 	Rights as a Stockholder.

	Except as otherwise provided in this Agreement or the Plan, during the Restriction Period the Participant shall have, with respect to the Restricted Stock, all of the rights of a stockholder of the Company, including the right to vote the Restricted Stock and the right to receive any dividends or other distributions with respect thereto.

11. 	Transfer Restrictions.

	Common Stock acquired pursuant to this Agreement shall be subject to such transfer restrictions as the Company shall deem reasonably necessary or desirable, including, without limitation, restrictions on the transfer of the Common Stock until there has been compliance with federal and state securities laws and until Participant or any other holder of the Common Stock has paid the Company such amounts as may be necessary in order to satisfy any withholding tax liability of the Company. In the event the Common Stock is certificated, the certificate(s) may contain legends restricting such transfers.

12. 	Assignment.

	This Agreement shall be binding upon the parties and their respective legal representatives, beneficiaries, successors and assigns.

13. 	Withholding for Taxes.

	Participant shall reimburse the Company, in cash or by certified or bank cashier's check, for any federal, state or local taxes required by law to be withheld with respect to the grant or vesting of the Restricted Stock, as applicable. The Company shall have the right to deduct from any salary or other payments to be made to Participant any federal, state or local taxes required by law to be so withheld. The Company's obligation to deliver a certificate representing the Common Stock, transfer Common Stock to Participant's name, or otherwise credit of shares to Participant's account with a designated transfer agent upon vesting is subject to the payment by Participant of any applicable federal, state and local withholding tax.

14. 	Employee Benefits.

	Participant agrees that the Award will constitute special incentive compensation that will not be taken into account as "salary" or "compensation" or "bonus" in determining the amount of any payment under any pension, retirement, profit sharing or other remuneration plan of the Company unless so provided in such plan.

15. 	Amendment.

	The Plan Administrator may, at any time, without consent of or receiving further consideration from the Participant, amend this Agreement and the related Restricted Stock Award in response to, or to comply with changes in, Applicable law. To the extent not inconsistent with the terms of the Plan, the Plan Administrator may, at any time, amend this Agreement in a manner that is not unfavorable to the Participant without the consent of the Participant. The Plan Administrator may amend this Agreement and the terms of the related Restricted Stock otherwise with the written consent of the Participant.

16. 	Interpretation.

	The interpretations and constructions of any provision of and determinations on any question arising under the Plan or this Agreement shall be made by the Board of Directors, and all such interpretations, constructions and determinations shall be final and conclusive as to all parties.

17. 	Receipt of Plan.

	By entering into this Agreement, Participant acknowledges
(i) that he or she has received and read a copy of the Plan; and
(ii) that this Agreement is subject to and shall be construed in accordance with the terms and conditions of the Plan, as now or hereinafter in effect.

18.	Governing Law.

	This Agreement and the rights and obligations of the parties hereto shall be governed by and construed and enforced in accordance with the laws of the State of Colorado without regard to conflicts of laws principles.

19. 	Miscellaneous.

	This Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto.
If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto. All notices or other communications which are required to be given or may be given to either party pursuant to the terms of this Agreement shall be in writing and shall be delivered personally or by registered or certified mail, postage prepaid, to the address of the parties as set forth following the signature of such party. Notice shall be deemed given on the date of delivery in the case of personal delivery or on the delivery or refusal date as specified on the return receipt in the case of registered or certified mail. Either party may change its address for such communications by giving notice thereof to the other party in conformity with this section.

	IN WITNESS WHEREOF, the Company by a duly authorized officer of the Company and Participant have executed this Agreement on __________, 2005, effective as of the date of grant.

SCOTT'S LIQUID GOLD-INC.

By: 	___________________________
(Signed By)

PARTICIPANT

_________________________________
(First Name) (Middle Name) (Last Name)

                    SCHEDULES TO RESTRICTED STOCK AGREEMENT

	Schedule

	3A	Number of shares of stock:	(Total)

	3B	Purchase price per share:	(Purchase price, if any)

	4	Vesting schedule:

Vesting date:

Shares that become exercisable:

(Date 1)
(Portion 1)
(Date 2)
(Portion 2)
(Date 3)
(Portion 3)
(Date 4)
(Portion 4)
	Additional Conditions to Vesting: Notwithstanding the foregoing, no portion of the Option shall be vested and exercisable until the following conditions have been satisfied:



(First Name) (Middle Name) (Last Name)
(Address)
(CityStateZip)



ATTACHMENT A
STOCK ASSIGNMENT SEPARATE FROM CERTIFICATE

	FOR VALUE RECEIVED and pursuant to that certain Restricted Stock Agreement (the "Agreement") dated as of ____________, 20__, the undersigned hereby sells, assigns and transfers unto
___________, _______________(_____) shares of common stock of
Scott's Liquid Gold-Inc., standing in the undersigned's name on the books of said corporation (if certificated, represented by
Certificate No. 		 herewith), and does hereby irrevocably
constitute and appoint _________________ attorney to transfer the said stock on the books of the said corporation with full power of substitution in the premises. This Assignment may be used only in accordance with and subject to the terms and conditions of the Agreement, in connection with the repurchase of shares of common stock issued to the undersigned pursuant to the Agreement, and only to the extent that any unvested shares remain subject to the Company's purchase option under the Agreement.

Dated:___________________		___________________________
						Signature
						___________________________
						Print Name